Exhibit 22.1

CONSENT OF INDEPENDENT AUDITOR

American Midstream Partners, LP
Denver, Colorado

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-198888, 333-201434 and 333-201436) and Form S-8 (File Nos. 333-176438 and 333-183290) of American Midstream Partners, LP of our reports dated March 31, 2015, except for the Restatement in Note 2 which is as of October 23, 2015, relating to the financial statements of Delta House FPS, LLC and Delta House Oil and Gas Lateral, LLC as of and for the year ended December 31, 2014, which appear in this Amendment No.1 to the Current Report on Form 8-K/A.

/s/ BDO USA, LLP
Houston, Texas
October 23, 2015